UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

NO. 333-116587

REGISTRATION STATEMENT

NO. 333-104624

REGISTRATION STATEMENT

NO. 333-09247

UNDER

THE SECURITIES ACT OF 1933

HELIX TECHNOLOGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	04-2423640
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

Nine Hampshire Street,	02048-9171
Mansfield, MA	(Zip Code)
(Address of principal executive offices)

1996 Equity Incentive Plan
(As Amended and Restated)
(Full title of the plan)

James F. Gentilcore
President and Chief Executive Officer
Helix Technology Corporation
Mansfield Corporate Center
Nine Hampshire Street
Mansfield, MA 02048-9171
(508) 337-5000
(Name, Address and Telephone Number of Agent for Service)

With copies to:

Mathew J. Gardella, Esq.
Palmer & Dodge LLP
111 Huntington Avenue
Boston, MA 02199-7613
(617) 239-0643

Deregistration of Unsold Securities

These Post-Effective Amendments relate to the Registration Statement on Form S-8 (File No. 333-116587), filed with the Securities and Exchange Commission (the “SEC”) on June 17, 2004, the Registration Statement on Form S-8 (File No. 333-104624) filed with the SEC on April 18, 2003 and the Registration Statement on Form S-8 (File No. 333-09247) filed with the SEC on July 31, 1996 (together, the “Registration Statements”) by Helix Technology Corporation (the “Registrant”), relating to registration of an aggregate of 1,908,000 shares of the Registrant’s Common Stock, $1.00 par value per share (the “Common Stock”) authorized for issuance under the Registrant’s 1996 Equity Incentive Plan (the “Plan”).

 On October 26, 2005, Brooks Automation, Inc. (“Brooks”), Mt. Hood Corporation, a wholly owned subsidiary of Brooks, and the Registrant closed the merger (the “Merger”) of Mt. Hood Corporation with and into the Registrant pursuant to the Agreement and Plan of Merger, dated as of July 11, 2005, among such parties, as amended on August 29, 2005.  The Merger is scheduled to become effective at 11:59 p.m. on October 26, 2005 (the “Effective Date”) as set forth in the Certificate of Merger filed with the Secretary of State of the State of Delaware.

As a result of the Merger, shares of the Registrant’s Common Stock outstanding under the Plan will be converted into shares of Brooks Common Stock.  The Registrant has terminated all offerings of its Common Stock pursuant to the Registration Statements.  In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any shares of the Registrant’s Common Stock which remain unsold at the termination of the offering, the Registrant hereby removes from registration all shares of the Registrant’s Common Stock registered under the Registration Statements which remain unsold as of the Effective Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mansfield, Commonwealth of Massachusetts, on this 26th day of October, 2005.

HELIX TECHNOLOGY CORPORATION

By:	/s/ James. F. Gentilcore
James F. Gentilcore President and Chief Executive Officer